Exhibit 5.2

[Goodwin Procter LLP Letterhead]

August 10, 2017

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, California 90401

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) common stock, par value $0.01 per share (the “Common Stock”), of The Macerich Company, a Maryland corporation (the “Company”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), which may be issued as such or in the form of depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued against deposit of shares of Preferred Stock pursuant to a deposit agreement to be entered into between the Company and a bank or trust company selected by the Company, (iii) debt securities of the Company (the “Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock, or Debt Securities (the “Warrants”), (v) stock purchase contracts of the Company (the “Stock Purchase Contracts”), obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders, shares of Common Stock, Preferred Stock or Depositary Shares at a future date or dates, (vi) rights to purchase Common Stock, Preferred Stock or Debt Securities (the “Rights”), and (vii) units representing a combination of any of the foregoing (the “Units” and together with the Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Rights and Stock Purchase Contracts, the “Securities”). The Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Units and Rights are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Depositary Shares, Warrants, Rights, Stock Purchase Contracts and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The Macerich Company

August 10, 2017

The opinions set forth below are limited to the law of New York and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of the Debt Securities, Warrants, Depositary Shares, Rights, Stock Purchase Contracts, and Units:

•	with respect to the Debt Securities, Warrants, Depositary Shares, Rights, Stock Purchase Contracts, and Units, (a) the authorization by the Company of the amount, terms and issuance of such securities (the “Authorization”) and (b) the issuance of such securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization;

•	with respect to the Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture governed by New York law relating to such securities by each of the Company, and the trustee thereunder and/or (b) the establishment of the terms of such securities by the Company, as applicable, in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law;

•	with respect to Warrants, Stock Purchase Contracts, Rights or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such securities are to be issued and (b) the establishment of the terms of such securities, and the execution and delivery of such securities, in conformity with any applicable agreement under which such securities are to be issued and applicable law; and

•	with respect to Depositary Shares, (a) the authorization, execution and delivery by the Company and the Depository of the deposit agreement under which such Depositary Shares are to be issued, (b) the establishment of the terms of such Depositary Shares by the Company in conformity with the deposit agreement and applicable law, (c) the authorization, issuance and delivery to the Depository of the shares of Preferred Stock represented by the Depositary Shares in accordance with the Company’s charter and applicable law and (d) the execution, countersignature and issuance of depositary receipts evidencing the Depositary Shares in accordance with the deposit agreement and applicable law.

The Macerich Company

August 10, 2017

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.    Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

2.     Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

3.    Upon the Future Authorization and Issuance of Depositary Shares, such Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in such Depositary Shares and the deposit agreement.

4.    Upon the Future Authorization and Issuance of Stock Purchase Contracts, such Stock Purchase Contracts will be valid and binding obligations of the Company.

5.     Upon the Future Authorization and Issuance of Rights, such Rights will be valid and binding obligations of the Company.

6.    Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP